UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

KAISER ALUMINUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3030279
(State of Incorporation or Organization	(I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 200 Foothill Ranch, California	92610-2831
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Rights to Purchase Preferred Shares	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On April 7, 2016, the Board of Directors (the “Board”) of Kaiser Aluminum Corporation (the “Company”) adopted a rights plan (the “Plan”) and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.01 per share (“Common Stock”). The dividend is payable on April 22, 2016 to the Company’s stockholders of record on that date. The terms of the Rights Plan and the Rights are set forth in a Tax Asset Protection Rights Agreement, dated as of April 7, 2016 (the “Tax Asset Protection Agreement”), by and between Kaiser Aluminum Corporation and Computershare Inc., as rights agent.

The purpose of the Plan is to preserve the Company’s ability to utilize its net operating loss carryforwards and other significant tax attributes (collectively, “Tax Benefits”) to offset future taxable income in the United States. The Company’s ability to utilize its Tax Benefits to offset future taxable income may be significantly limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” will occur when the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) has increased by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Plan is designed to reduce the likelihood of an “ownership change” that would limit the utilization of the Company’s Tax Benefits. However, the Plan does not eliminate the risk of such an “ownership change.”

In general terms, the Plan imposes a significant penalty upon any person or group that acquires beneficial ownership (defined generally as direct or constructive ownership as determined under Section 382 of the Code) of 4.99% or more of the outstanding Common Stock without the prior approval of the Board. Any Rights held by a person or group that acquires a percentage of Common Stock in excess of that threshold are void and may not be exercised.

A description of the Rights Plan and the Rights is set forth in the Company’s Current Report on Form 8-K dated April 8, 2016 and is incorporated herein by this reference. Such description is qualified in its entirety by reference to the full text of the Tax Asset Protection Agreement (including the exhibits thereto), a copy of which is attached as Exhibit 1 hereto and is incorporated herein by this reference.

Item 2.	Exhibits.

Exhibit Number	Description

1	Tax Asset Protection Rights Agreement, dated as of April 7, 2016, between Kaiser Aluminum Corporation and Computershare Inc., as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 8, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)

By:	/s/ Cherrie I. Tsai
Cherrie I. Tsai
Vice President, Deputy General counsel and Corporate Secretary

Date: April 8, 2016